EXHIBIT (23.1)

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors
ONEOK, Inc.:

We consent to the incorporation by reference herein of our report dated February 14, 2002, except as to Note U, which is as of November 8, 2002, relating to the consolidated balance sheets of ONEOK, Inc. and subsidiaries as of December 31, 2001, 2000 and 1999, and the related consolidated statements of income, shareholders’ equity, and cash flows for the years ended December 31, 2001 and 2000, the year ended August 31, 1999, and the four months ended December 31, 1999, which report appears in the December 31, 2001, annual report on Form 10-K/A of ONEOK, Inc. and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to a change in accounting for derivative instruments and hedging activities in 2001 and for energy trading contracts in 2000, and to the restatement of the consolidated statements of cash flows for the years ended December 31, 2001 and 2000 and the four months ended December 31, 1999.

/s/    KPMG LLP

Tulsa, Oklahoma
January 21, 2003